UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2012

ROBERTSON GLOBAL HEALTH SOLUTIONS CORPORATION
(Name of registrant in its charter)

Nevada	0-6428	88-0105586
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3555 Pierce Road Saginaw, Michigan 48604
(Address of principal executive offices)

Registrant's telephone number:  (989) 799-8720

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]        Written communications pursuant to Rule 425 under the Securities Act

[   ]        Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[   ]        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[   ]        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 7.01 Regulation FD Disclosure

On December 4, 2012, Dr. Joel Robertson, our CEO, communicated with shareholders and investors update information regarding the Company’s strategy and financial requirements:
“We have all witnessed the election and understand at some level how Obama’s “Affordable Healthcare Act” will impact the healthcare market.  This and national healthcare spurring up in other parts of the world has given us reason to use the latter half of 2012 to restructure our strategic advantage and focus our business development efforts with a very clear design and intent.

Let me provide you with a high level overview of our redefined strategic approach developed by us and our strategic consultants and advisors.

First, we have clarified our message of why RHealth Advisor is different and the benefits it will provide.  RHealth Advisor at its core is a clinical reasoning program (meaning an intelligent/intuitive system that provides inferences and argumentation while forming conclusions) that can read and write into any existing system which can be effective in lowering costs, managing more patients and improving outcomes.  This is contrary to the standard, data collection, clinical decision support, chronic disease management and follow-up programs in the market today.  Moreover, these technologies are forced and have not only shown to be disruptive in providing care and educating patients but have been unable to help the increasing costs that the market is undergoing.  Technology is the answer to this equation but it needs to be designed by the provider to help them enhance revenue streams, incentivized by the payer due to internal cost savings or market differentiation and ultimately enhance the patient experience.

Second, we have filed for patent coverage within five areas with experienced counsel.  We have filed these patent applications to leverage the sophisticated clinical reasoning and proprietary database that we have developed.  What that means for RGHS is that we have significant disruptive advantages in four use case areas; all of which point directly to our refined business strategy and product differentiation:

1.
Pre-admission Screening – streamline patient throughput at the primary care level.  For example, patient receives initial impression via RHealth Advisor approved by the physician and is directed to complete necessary laboratory tests prior to seeing the physician; eliminating unnecessary patient visits within the system and allowing the provider to see more patients with higher return on investment for each appointment.

Market Payoff - If, in the USA, this saved ½ of the 3.5 visits per patient per year of 100 Million people, RGHS would save the system $3 Billion annually.

2.
Predictive Medicine – identify unnecessary tests and provide argumentation for testing that is statistically relevant to form a conclusion.  RHealth Advisor provides  the physician, nurse practitioner and physician assistant the statistical likelihood that a given test will change the diagnostic confidence of a disease; eliminating unnecessary, or provide for less expensive tests, to get to the same conclusion thus saving the payer significant money. This allows them to incentivize providers to operate in a new fashion.

Market Payoff - If, in the US, this saved ½ a test per person per year RGHS would save the system $50 Billion annually. In 2008, healthcare economist estimated that the USA spends $700 Billion on tests and procedures that do not actually improve health outcomes.

3.
Diagnostic Support – providing differential diagnostic support.  For example, RHealth Advisors’ prominent award winning diagnostic engine would provide diagnostic support to assist in reducing misdiagnosis and medical errors.  In 2011, healthcare economist stated that misdiagnosis and medical errors cost the system 17 Billion dollars.

Market Payoff - If, in the US, this improved diagnosis accuracy by only 1%, RGHS would save the system $170 Million annually.

4.
Chronic Disease Management and Treatment Adherence- improving patient monitoring and follow-up using sophisticated clinical reasoning and established technology. For example, a patient’s current status, the progression of their disease and any complications that may arise are monitored by RHealth Advisor with automated daily care management, reminders about appointments and diet and activity recommendations. Using our physician portal a physician can quickly evaluate and manage each of their patients which contain red, yellow, and green indicators based on their patient’s current condition and monitoring statistics. The engine tailors specific treatment plans for each patient allowing the physician to direct the patients care quickly and effectively.

Market Payoff - If, in the US, this improved the management of chronic disease by 1% RGHS would save the system $97.2 Billion annually.

Chronic diseases, such as heart disease, stroke, cancer, diabetes, and arthritis are among the most common, costly, and preventable of all health problems in the USA.  In total, they cost an estimated $972 Billion per year.
•
Center for Disease Control and Prevention reported that the treatment of cardiovascular disease account for about $1 of every $6 spent on health care in the USA.  In 2010, the total costs of cardiovascular disease (according to the CDC) were estimated to be $444 Billion.

•	In April 2012, National Institute of Health reported that diabetes cost the nation an estimated $174 Billion.
•	According to the American Cancer Society, the National Institutes of Health estimated the 2007 overall annual costs of cancer were $226.8 Billion.
•
The Center for Disease Control and Prevention reported that in 2003, the total cost of arthritis was $128 billion. Each year, arthritis results in 992,100 hospitalizations and 44 million outpatient visits.

Third, determine whether the healthcare system will want to adopt the software and why they would. Let’s examine each group.

1.
Healthcare providers (physicians) view these use cases as a way to lower their cost of providing care, manage more patients with a greater reach and influence and provide care to a knowledgeable consumer. Together, this will ultimately extend their revenue stream.

2.
Payers (Insurance Companies) view this as a way to improve the quality, affordability and access of care by reducing unnecessary testing and doctor visits. Together, these ultimately extend their profit margin and differentiate them in a very competitive market.

3.
Patients view this whole process of simplifications as a way to improve their patient and provider experience by  receiving better health care and saving them time and out-of-pocket spending and unnecessary time in waiting rooms.

Now that we have shared the refined strategy and payoffs within the market; what does this mean for RGHS?  First, patent applications have now put us in a position to show specific outcomes and return on investment in the market for commercialization and aggressively approach healthcare stakeholders. Second, demands to decrease costs in the healthcare market have put the pressure on healthcare stakeholders to search out novel solutions and contact us to discuss RHealth Advisor due to our reputation and standards of data integrity.

Out of these recent discussions we have found a big appetite and our strategy has shown to be more attractive and relevant than other less robust and “one off” solutions.

We are presently discussing possible business relationships with health care insurance companies and others.   Over the next 30-60 days our strategy is simple:

1.
Continue negotiations and due diligence required to define possible arrangements and therefore continue to pay business development staff 50% wages in order to preserve cash and minimize dilution to shareholders.

2.	Continue to pay infrastructure costs to allow for demonstrations to be presented and maintain web presence.

Our current budget is approximately $80,000 per month.”

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The information under this Item 7.01 is being furnished, and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SIGNATURES

In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Robertson Global Health Solutions Corporation

Dated: December 5, 2012	By:	/s/ Melissa A. Seeger
	Name:	Melissa A. Seeger
	Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

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